JANET L. CHUBB
Nevada Bar No. 176
M. CELESTE LUCE
Nevada Bar No. 4116
JONES, JONES, CLOSE & BROWN, CHTD.
290 South Arlington Avenue, #200
Reno, Nevada  89501
Telephone:  (702) 322-3811

DEAN S. KRYSTOWSKI
PATRICK D. ROBBINS
DAVID L. ANDERSON
M.J. TONY PAIKEDAY
SHEARMAN & STERLING
555 California Street
San Francisco, California  94104
Telephone:  (415) 616-1100

Attorneys for Plaintiff
Magma Power Company



                          UNITED STATES DISTRICT COURT

                               DISTRICT OF NEVADA



MAGMA POWER COMPANY,                     )
a Nevada corporation,                    )
                                         )
                         Plaintiff,      )   No. CV-N-94-00719-DWH (N/A)
                                         )
                   v.                    )   AMENDED COMPLAINT
                                         )   FOR DECLARATORY AND
CALIFORNIA ENERGY COMPANY, INC.,         )   INJUNCTIVE RELIEF
a Delaware corporation, and CE           )   -------------------
ACQUISITION COMPANY, INC., a Delaware    )
corporation,                             )
                                         )
                        Defendants.      )
_________________________________________)

          Plaintiff Magma Power Co. ("Magma"), through its undersigned counsel, for its Amended Complaint alleges as follows:

                               NATURE OF THE CASE
                               ------------------

          1. This action seeks declaratory and injunctive relief to prevent defendant California Energy Company, Inc. and its wholly owned acquisition subsidiary, defendant CE Acquisition Company, Inc. (collectively, "California Energy") from continuing to violate the federal securities laws in connection with (a) its coercive, front-end loaded and highly conditional tender offer for approximately 51% (12,400,000 shares) of Magma's outstanding common stock, and
(b) its proxy solicitation designed to obtain approval of its inadequate offer regardless of the best interests of Magma, its shareholders, employees, partners, customers and other constituencies. Through the proxy solicitation, California Energy seeks to add four seats to Magma's Board of Directors (the "Board"), to elect its hand-picked designees to those seats, and to amend Magma's by-laws in a manner intended to provide California Energy and its designees with veto power over any material business activity of Magma. In effect, California Energy seeks to put Magma in a state of paralyzing gridlock, where meaningful corporate action -- including such simple matters as executing contracts with Magma's customers to enhance Magma's value to its shareholders pursuant to its long-term strategic plan -- could be blocked by California Energy. While its proposals pose a substantial threat to Magma, if successful, California Energy's designees could enjoy the benefits of having access to Magma's confidential information and strategic plan which, when combined with their sought-after ability to thwart Magma's action, could allow California Energy to obtain competitive advantages in the marketplace regardless of whether any combination of Magma and California Energy is ever consummated.

          2. None of these material facts, among many others, is disclosed by California Energy. The federal securities laws, however, require California Energy to provide full, fair and forthright disclosure of all material facts necessary for Magma's shareholders to reach an informed decision with respect to the tender offer and the proxy solicitation. As set forth more fully below in paragraphs 26 through 30, in an effort to convince Magma's shareholders of the illusory benefits of California Energy's offer and proposals, while ignoring their very real burdens, California Energy has instead sought to avoid its disclosure obligations to gain control of Magma at a bargain price that does not reflect Magma's intrinsic value and long-term strategic promise. California Energy also seeks to punish Magma and its shareholders if it is ultimately unsuccessful in its effort to control a majority of Magma's Board by its target date of June 1995. In addition, California Energy has failed to identify and provide critical information concerning its co-bidder in these efforts, as explained below in paragraphs 10 and 11, and 26 through 28.

          3. In so doing, California Energy has violated Section 14(a) of the Securities and Exchange Act of 1934 (the "1934 Act"), 15 U.S.C. (S) 78n(a), and Sections 14(d) and 14(e) of the Williams Act, 15 U.S.C. (S)(S) 78n(d), 78n(e), and the rules and regulations of the Securities Exchange Commission (the "SEC") promulgated thereunder. Unless California Energy and those acting in concert with it are enjoined, Magma's shareholders will be misled concerning the offer and proxy solicitation, will be forced to rely upon inadequate, incorrect and incomplete information, and will be unable to make informed decisions critical to Magma's future.

          4. In addition to seeking an injunction against California Energy on the basis of its misleading disclosures, Magma seeks declaratory relief upholding the constitutionality of provisions of the Nevada General Corporation Law applicable to unsolicited takeover bids for Nevada corporations, and upholding the measured, carefully considered action of Magma and its Board to protect Magma's shareholders in response to California Energy's coercive tender offer and abusive takeover tactics.

          5. The Nevada statutory provisions pertaining to business combinations, Nev. Rev. Stat. (S)(S) 78.411-.444 ("Combinations with Interested Shareholders") (hereinafter the "Business Combination Law"), reflect the Nevada Legislature's intent to protect the shareholders of Nevada corporations from combinations with persons or entities who, like California Energy, have not obtained the advance approval of a corporation's board. The Business Combination Law prohibits certain combinations between a Nevada corporation and any "interested shareholder," defined in general to include any person who acquires 10% of a Nevada corporation's stock, for a three-year period unless the "interested shareholder" has obtained the advance approval of the corporation's board of directors. These provisions are intended, among other things, to prevent bidders from effectuating combinations that the Board has determined are not in the best interests of the company and its shareholders, as well as in the interests of the company's employees, customers, suppliers and other constituencies. In the absence of a friendly, negotiated merger, California Energy has indicated that its tender offer is conditioned on the invalidation of the Nevada Business Combination Law.

                             JURISDICTION AND VENUE
                             ----------------------

          6. Magma initiated this action on October 3, 1994 by filing a Complaint for declaratory relief in the Second Judicial District Court for the State of Nevada in and for the County of Washoe, which had jurisdiction over this action pursuant to Nev. Const., Art. 6, (S) 6. Declaratory relief was authorized under Nevada law by the Declaratory Judgments Uniform Act, Nev. Rev. Stat. (S)(S) 30.010-.160. Venue was proper in Washoe County pursuant to Nev. Rev. Stat. (S) 13.040.

          7. Following the removal of this action to federal court by California Energy on October 5, 1994, this Court has jurisdiction pursuant to 28 U.S.C. (S)(S) 1331, 1332, 1441(a). Declaratory relief is authorized under the Declaratory Judgments Act, 28 U.S.C. (S) 2201(a). Venue is proper in this District pursuant to 28 U.S.C. (S) 1391.

                                    PARTIES
                                    -------
          8. Plaintiff Magma is a Nevada corporation doing business in, among other locations, the states of Nevada and California and in certain foreign countries, including those along the Pacific Rim. Magma is principally engaged in the generation of electricity from geothermal resources, and in the acquisition of, exploration for and development of geothermal resources. Geothermal energy is a clean, renewable and sustainable energy source compared to fossil fuel-based energy sources. Magma's common stock is traded on the NASDAQ Stock Exchange under the symbol "MGMA." In the recent past, Magma's common stock has traded at $41.50 per share -- substantially above the $35 of purported "value" California Energy is offering -- and certain analysts have placed current values on Magma's common stock in excess of $42 per share. Magma's principal executive offices are located at 4365 Executive Drive, Suite 900, San Diego, California 92121.

          9. Defendant California Energy is a Delaware corporation doing business in Nevada, Utah and California, among other states, and in certain Pacific Rim countries. California Energy is primarily engaged in the ownership and operation of geothermal resources, and the ownership and operation of independent power production facilities utilizing geothermal resources and other energy sources. California Energy's common stock is traded on the New York Stock Exchange, Pacific Stock Exchange and London Stock Exchange under the symbol "CE." California Energy's principal executive offices are located at 10831 Old Mill Road, Omaha, Nebraska 68154. Defendant CE Acquisition Company, Inc. is a Delaware corporation and wholly owned subsidiary of California Energy formed solely for the purpose of acquiring Magma. It has conducted no business other than in connection with California Energy's tender offer and proxy solicitation, and its three directors are also directors and/or senior executives of California Energy.

          10. The operations and decisions of California Energy, including its decision to commence the tender offer and proxy solicitation, are heavily influenced by Peter Kiewit Sons', Inc. and its wholly owned subsidiary, Kiewit Energy Company (collectively "Kiewit"). According to the Offer to Purchase annexed to the Schedule 14D-1 filed by California Energy with the SEC on or about October 6, 1994, Kiewit owns approximately 43% of California Energy's stock on a fully-diluted basis. The Offer to Purchase, as well as California Energy's other public filings, also reveal that senior executives of Kiewit, including Kiewit's Chairman and President, its Executive Vice-President, and the Chairman and Chief Executive Officer of a Kiewit subsidiary, are members of California Energy's Board of Directors. In addition, California Energy's Chairman, President and Chief Executive Officer, and its Senior Vice-President of Operations, are former Kiewit executives.

          11. In connection with its attempt to gain control of Magma, California Energy has expressly touted the purported "expertise and capabilities" of Kiewit, and its Offer to Purchase indicates that Kiewit is a "joint venture participant in a number of [California Energy's] international private power projects," although the Offer to Purchase provides no material facts concerning those joint ventures, the terms thereof or the economic benefits Kiewit derives from them (which may further increase Kiewit's economic and other influence over California Energy above 43%). As explained below, under the circumstances Kiewit should be considered a co-bidder in connection with the Offer to Purchase, and California Energy should be required to provide to Magma's shareholders all information regarding Kiewit required by Section 14(d) of the Williams Act. Moreover, even if Kiewit is not deemed to be a co-bidder under Section 14(d), California Energy should be required to reveal all material facts concerning its business dealings with Kiewit to enable Magma's shareholders -- who, as explained below, are being offered California Energy stock as part of the consideration in the merger California Energy has proposed-- to determine whether the arrangements are fair, and whether any combination of Magma and California Energy would principally benefit Magma's shareholders or principally benefit Kiewit.

                     THE UNSOLICITED OFFER TO ACQUIRE MAGMA
                     --------------------------------------

          12. On September 19, 1994, California Energy delivered to Magma an unsolicited "bear hug" letter declaring its intention to acquire the outstanding shares of Magma common stock for a purported figure of $35 per share, consisting of $25 in cash and securities of California Energy nominally valued at $10 per share. While purportedly expressing California Energy's desire that the proposed transaction be consummated amicably, California Energy warned that it was reserving its right to approach Magma's shareholders directly with a tender offer and/or a consent solicitation if Magma failed to "respond to this proposal promptly." California Energy provided no other information concerning its unsolicited offer, including the effect a combination of the two entities would have on Magma, its shareholders, employees, customers, partners and operations, the effect it would have on Magma's long-term strategic plan and the benefits to shareholders flowing from such plan, the impact the proposed transaction would have on Magma's existing business and prospects, both domestically and overseas, the sources of information upon which California Energy had relied in making its proposal, and the sources and certainty of California Energy's ability to finance its proposal, among many other materials facts necessary to evaluate California Energy's offer.

                      THE ACTIONS TAKEN BY MAGMA'S BOARD
                        TO PROTECT MAGMA'S SHAREHOLDERS
                      -----------------------------------

          13. Promptly after receipt of the unsolicited offer, Magma retained the investment banking firm of Goldman, Sachs & Co. as well as outside legal advisors to assist it and its Board in analyzing the proposal and its impact on Magma, its shareholders and other constituencies. As that analysis was being undertaken, California Energy repeated its intentions on September 26, and sought to hurry Magma into making a rushed and indiscriminate decision concerning California Energy's unsolicited bid. While purporting to reiterate California Energy's desire to proceed amicably, California Energy unequivocally stated its intention to "move forward" and to "take this matter directly to Magma's shareholders." California Energy also repeated its threat to commence a tender offer for Magma's shares during the week of October 3, 1994 regardless of Magma's Board's evaluation and regardless of the best interests of Magma's shareholders, employees, customers, partners, business operations and strategic plan.

          14. The members of Magma's Board, who have been in consultation with Magma's senior management and its financial and legal advisors since California Energy's September 19 "bear hug" letter, convened a special meeting of the Board on October 2 and October 3, 1994. The Board engaged in extensive discussion and consideration of California Energy's proposal, and received thorough presentations from its financial and legal advisors. In light of that evaluation, the threats posed to Magma and its shareholders by California Energy's proposal, the need to have the opportunity to evaluate properly and fully the best interests of Magma and its shareholders under various alternatives, including remaining independent and managing Magma in accordance with its long-term business plan, the Board took steps carefully designed to protect shareholders from coercive partial tender offers, such as the one California Energy had threatened to commence and has since commenced, as well as other abusive tactics that might be used in an attempt to gain control of Magma without paying all shareholders a fair price for their shares.

          15. First, the Board adopted a Stockholder Rights Plan which provides for the distribution of rights to Magma's shareholders. Under the Plan, the rights will become exercisable (i) 10 business days after a person or group (an "Acquiring Person") acquires beneficial ownership of 10% or more of Magma's outstanding common stock, or (ii) 10 business days (or such later date as may be determined by a majority of the independent members of the Board) after a person or group commences a tender offer for 20% or more of Magma's shares. The holders of the rights (generally all Magma shareholders except the person or group acquiring beneficial ownership of 10% or more of Magma's outstanding common stock or who has commenced the tender offer) will be entitled to purchase a newly-issued unit of Series A Preferred Stock (a "Unit") for $125. If any person becomes an Acquiring Person, then the rights will become exercisable for Units with a value equal to $250 (twice the exercise price of the rights). In a subsequent merger with the 10% stockholder, holders of rights would be similarly entitled to purchase common stock of the 10% stockholder with a value equal to $250 (twice the exercise price of the rights). The rights, which are redeemable under certain circumstances, including independent director approval of a transaction, are designed to provide the Board, in the discharge of its fiduciary duties, with sufficient time to evaluate alternatives and to guard against coercive, partial tender offers and other abusive tactics that might be used in an attempt to gain control of Magma. At the October 10, 1994 meeting of Magma's Board described more fully below, the Board delayed the distribution date for the rights with respect to the California Energy offer until such time as the Board determines or until the date California Energy becomes an Acquiring Person.

          16. Because the Stockholder Rights Plan makes any hostile acquisition of Magma substantially more expensive if the rights are triggered, the effect of the Stockholder

Rights Plan is to encourage suitors to negotiate with Magma's Board, and to discourage suitors who make coercive or abusive bids that are contrary to Magma's long-term interests and that of its shareholders. In short, the Stockholder Rights Plan will not prevent takeovers, but is designed to deter coercive takeover tactics. A Stockholder Rights Plan is expressly authorized and permitted by Nevada Corporate Law.

          17. Second, the Board voted to amend Magma's by-laws to require that shareholder action occur only at a regular or special meeting of shareholders rather than by way of written consent solicitation (the "By-Law Amendment").
The purpose of this provision is to ensure that shareholders take action only on a fully-informed basis; the provision does not eliminate the power of Magma's shareholders to call a special meeting.

               THE PARTIAL, INADEQUATE AND COERCIVE TENDER OFFER
               -------------------------------------------------

          18. California Energy commenced its tender offer on October 6, 1994. The offer is a two-tiered, coercive, highly conditional bid made without any of the financing necessary to consummate the offer in place. Such coercive offers have been universally criticized by the courts and commentators. According to the Offer to Purchase, California Energy seeks to acquire approximately 51% of Magma's common stock in the tender offer for $35 in cash. In a subsequent back-end merger, California Energy states that all Magma shareholders who did not tender into the offer, but who have nonetheless lost control of their company, will be forced to receive a mix of cash and California Energy securities such that the total average price paid by California Energy for all of Magma's stock is equal to $25 in cash and $10 in California Energy securities.

          19. Although California Energy has not disclosed it in the Offer to Purchase, its proposal means that the shareholders who own 49% of Magma's stock will receive less than $15 in cash, and California Energy securities nominally valued at $20, in the back-end merger. Given that California Energy is already highly leveraged, and that the combined entity will be even more highly leveraged if the tender offer succeeds, it is doubtful that California Energy securities nominally valued at $20 will be worth anywhere near that amount in the back-end merger or will sustain that value going forward. In short,

California Energy has purposefully structured its tender offer to intimidate Magma shareholders to tender now so as to avoid receiving the illusory value associated with the back-end merger.

          20. In addition to being inherently coercive, the tender offer is highly conditional, containing no less than thirteen conditions which California Energy has or may elect in the future to impose in its sole discretion. Among other conditions, the tender offer is subject to California Energy's ability to obtain financing, although no financing has yet been arranged nor has California Energy obtained a commitment letter from a bank or lending group indicating that any financing is forthcoming. To the contrary, California Energy can do no better than to offer the bald conclusion of its financial advisor that it "believes" -- on no apparent basis, and certainly none that is disclosed -- that financing will be available at some unspecified future time. In addition to the financing and other conditions, the tender offer is conditioned upon California Energy shareholder approval, which according to the Offer to Purchase will not be obtained until at least mid-November, the execution of a friendly merger agreement, which simply will not occur given the inadequate price California Energy has offered, and a condition that no material right of Magma be impaired as a result of California Energy's proposal, which is troublesome because a number of Magma's important overseas partners have voiced concern with respect to an acquisition of Magma by California Energy.

          21. California Energy's tender offer also does not begin to reflect Magma's intrinsic value and long-term strategic promise. Indeed, California Energy's offering price is substantially below analysts' current estimates of the value of Magma's shares.

                      THE BOARD'S REJECTION OF CALIFORNIA
                       ENERGY'S INADEQUATE, COERCIVE BID
                      -----------------------------------

          22. After receiving California Energy's tender offer materials, Magma's Board and its financial and legal advisors engaged in an extensive and thorough analysis of the offer and the impact it would have on Magma's shareholders, business operations, customers, employees and other constituencies. At a special meeting of the Board on

October 10, the Board voted unanimously to reject California Energy's offer. Based on, among other things, the presentations of Magma's management and Goldman Sachs and the Board's knowledge of and familiarity with Magma's businesses, financial condition and future prospects and with California Energy and its management, the Magma Board determined that it was in the best interests of Magma and its stockholders to continue to pursue its long-term business strategy as an independent company. The Magma Board also found the offer to be inadequate.

          23. In reaching its determinations with respect to the offer, the Magma Board took into account numerous factors discussed at its October 2 and 3 Board meeting and its October 10 Board meeting, including, among other things, the following:

          (a). Its familiarity with Magma Power's businesses, financial condition and future prospects and the opportunities that the company has to reap substantial benefits in the future from the various strategic initiatives which the company has implemented over the past several years, which benefits should be for Magma and its shareholders, not California Energy;

          (b). The fact that the company has been successfully pursuing a carefully structured long-term business plan, and the Board's belief that pursuit of this plan will produce greater long-term value for shareholders than California Energy's offer;

          (c). California Energy's high degree of leverage, and the even higher degree of leverage contemplated by the offer for a combined Magma/California Energy business;

          (d). The fact that the proposal by California Energy is a two-tiered, front-end loaded, highly leveraged and coercive transaction, in that the proposal is intended to intimidate shareholders to tender their shares to the offer so as to avoid receiving in the back-end merger primarily common stock of California Energy, which would (i) be nominally valued at approximately $20 per share, (ii) be issued by an even more highly leveraged California Energy, and
(iii) not provide any ongoing protections for holders of those shares;

          (e). The Board's understanding of California Energy's business, financial condition and prospects;

          (f). The highly conditional nature of the offer, particularly the conditions requiring (i) California Energy to obtain financing, given that in the Offer to Purchase California Energy can provide no more comfort than its financial advisor's "belief" that its financing will be available on a timely basis, (ii) California Energy shareholder approval, given that the Offer to Purchase indicates the approval will not be obtained until mid-November at the earliest, (iii) the execution of a friendly merger agreement, given the inadequate price offered, and (iv) that no material contractual right of the company be impaired as a result of California Energy's proposal;

          (g). The opinion of Goldman Sachs that the consideration provided for in the offer is inadequate; and

          (h). The disruptive effect the offer, and a subsequent merger, could have on the company and on the company's employees, creditors, partners and customers and the communities in which the company operates.

                     CALIFORNIA ENERGY'S PROXY SOLICITATION
                     --------------------------------------

          24. On October 13, 1994, California Energy filed its Preliminary Request Solicitation Statement to Stockholders of Magma Power Company (the "Proxy Statement") on Schedule 14A with the SEC. According to these materials, the stated purpose of the proxy solicitation is to facilitate consummation of California Energy's coercive, highly conditional tender offer. To accomplish that objective, California Energy intends to solicit proxies from shareholders owning a majority of Magma's shares issued and outstanding as of an unspecified "record date" which, if obtained, would enable California Energy to call a special meeting of shareholders. In connection with that meeting, California Energy states that it will propose, among other things: (a) to expand Magma's Board from 11 to 15 seats, to nominate and seek to elect its own unidentified designees to the newly-created Board seats, and to have these designees committed to seeking consummation of California Energy's tender offer and subsequent back-end merger; and (b) to amend Magma's by-laws to require that at least one of California Energy's designees approve a wide variety of business activities of Magma, including the entering into of any material commitments or contracts, the issuance of securities, the disposition of assets, the taking of "certain" but unspecified compensation, benefit and employment actions, as well as "certain" but unspecified incurrences of debt or liens.

          25. As explained below, California Energy's Schedule 14A, Proxy Statement and public statements have been designed to mislead Magma's shareholders about the impact of its proposals and the threats they pose to Magma, its shareholders, business operations and future prospects. As detailed below, California Energy should be enjoined from proceeding with its proxy solicitation unless and until it truthfully sets forth all material facts concerning its proposals.

                        CALIFORNIA ENERGY'S FAILURE TO
                    IDENTIFY ITS CO-BIDDER OR PROVIDE OTHER
                     MATERIAL INFORMATION REGARDING KIEWIT
                     -------------------------------------

          26. The Williams Act, 15 U.S.C. (S) 14(d)(1), prohibits the commencement of a tender offer unless the "person" who makes the offer files with the SEC information it has "prescribed as necessary or appropriate in the public interest or for the protection of investors." When two or more persons act as a syndicate or group, they must file the requisite information. Acting pursuant to its authority, the SEC has promulgated Rule 14d-3(a), 17 C.F.R. (S) 240.14d-3(a), which requires each "bidder" to file a Schedule 14D-1 disclosing its identity, background, source of funds, purposes and plans with respect to the target. A "bidder" is defined to include "any person who makes a tender offer or on whose behalf a tender offer is made." Rule 14d-1(c)(1), 17 C.F.R.
(S) 240.14d-1(c)(1). The statute and rules ensure that the target's shareholders receive critical information concerning all persons involved in the offer to enable them to make an informed decision whether to tender or hold their shares. This information is all the more vital where, as here, part of the consideration to be received by 49% of Magma's shareholders in the back-end merger is in the form of California Energy stock. Under such circumstances, it is imperative that all relevant information concerning the persons behind the offer --including, Kiewit -- is provided so that Magma shareholders will, in effect, know what they are getting into if the two entities are merged.

          27. Unfortunately, California Energy has elected to conceal the necessary information concerning Kiewit. Other than stating that Kiewit owns 43% of California Energy's stock on a fully-diluted basis, indicating that Kiewit representatives serve on California Energy's board, and providing biographical information regarding Kiewit's executive officers and directors, California Energy's Schedule 14D-1 tells shareholders nothing about Kiewit's background, source of funds, purposes or plans, or the benefits it expects to receive through a combination of Magma and California Energy, including the benefits vaguely referred to in California Energy's September 19, 1994 letter to Magma, which is copied verbatim in the Offer to Purchase annexed to California Energy's Schedule 14D-1 and in the Proxy Statement annexed to its Schedule 14A. Similarly, the offer tells shareholders nothing about the transactions between California Energy and Kiewit, including information necessary for Magma shareholders to determine whether the terms of those arrangements would be fair to the combined entity or unduly advantageous to Kiewit, and whether those arrangements further increase Kiewit's influence over the economic and business affairs of California Energy. In short, no information is provided for shareholders to determine whether a combined Magma and California Energy will be good principally for them, or whether it instead will be good principally for Kiewit and the "sweetheart" arrangements it may have with California Energy. Such information is not only required under Section 14(d), but are material facts respecting the tender offer and proxy solicitation which should be disclosed under Sections 14(a) and 14(e).

          28. Without complete information about the relationships and motives of Kiewit, no informed decision about the tender offer and proxy solicitation can be made by Magma's shareholders.

                  ADDITIONAL FALSE AND MISLEADING STATEMENTS
                    AND OMISSIONS MADE BY CALIFORNIA ENERGY
                      IN CONNECTION WITH ITS TENDER OFFER
                  ------------------------------------------

          29. California Energy's Offer to Purchase, Schedule 14D-1 and other public statements made in connection with the tender offer reveal a pattern of misstatements, misinformation and half-truths. Section 14(e) of the Williams Act, however, forbids untrue statements of material fact, as well as omissions of material fact necessary in order to make any statements made, in light of the circumstances in which they were made, not misleading, in connection with a tender offer. California Energy has violated Section 14(e) by, among other things:
          (a). failing to provide all necessary information concerning Kiewit in its Offer to Purchase and Schedule 14D-1;

          (b). falsely stating in its Offer to Purchase and Schedule 14D-1 that Magma's customers have had a "highly favorable" reaction to California Energy's tender offer when, in fact, a number of Magma's key partners have voiced concern over any combination of the two entities;

          (c). falsely suggesting in its Offer to Purchase, Schedule 14D-1 and other public statements that Magma and California Energy have recently been negotiating a possible merger when, in fact, the only merger discussions that have ever occurred between the two companies terminated more than three years ago;

          (d). falsely stating in its Offer to Purchase and Schedule 14D-1 that the tender offer is made solely on the basis of publicly available information when, in fact, California Energy has had access to confidential information concerning Magma and its assets;

          (e). failing to disclose in its Offer to Purchase and Schedule 14D-1 that, in connection with discussions between Magma and California Energy in May 1991, California Energy was furnished with confidential information concerning Magma and had signed a confidentiality agreement prohibiting the misuse of such information;

          (f). failing to disclose in its Offer to Purchase, Schedule 14D-1 or other public statements that California Energy is in possession of confidential information concerning certain assets now owned by Magma which was furnished to California Energy by the Union Oil Company of California, Inc. ("Unocal") under the terms of a confidentiality agreement in connection with Unocal's sale of those assets. Magma was the successful buyer of the assets;

          (g). failing to disclose in its Offer to Purchase, Schedule 14D-1 or other public statements that California Energy's high degree of leverage, and the even higher degree of leverage contemplated by its tender offer for a combined Magma/California Energy business, will imperil the operations of the combined entity, particularly at a time when it will need a substantial cash infusion to protect its business operations;

          (h). failing to disclose in its Offer to Purchase, Schedule 14D-1 and other public statements that non-tendering shareholders will receive less than $15 in cash, and securities nominally valued at $20, in the back-end merger;

          (i). falsely stating in its Offer to Purchase, Schedule 14D-1 and other public statements that non-tendering shareholders will receive a mixture of cash and California Energy securities in the back-end merger equivalent in value to the $35 in cash tendering shareholders will receive. In fact, the securities being offered in the back-end merger are likely to be worth substantially less than their $20 in nominal value or will not sustain that value going forward, and hence the back-end merger will be less valuable than the front-end;

          (j). falsely implying in its Offer to Purchase and Schedule 14D-1 that Magma shareholders who receive California Energy shares in the back-end merger will be protected by a "collar" device, which will provide a range of maximum and minimum prices for California Energy's common stock, without revealing the precise range California Energy intends to utilize. By failing to reveal such basic information, California Energy has sought to heighten the coercive nature of its tender offer by leaving Magma's shareholders uncertain as to the actual value of the consideration to be paid in the back-end merger;

          (k). falsely stating in its Offer to Purchase and Schedule 14D-1 that, by tendering their shares, Magma shareholders will express to the Magma Board their desire to see a merger of Magma and California Energy. In fact, tendering shareholders will be acting in response to the coercive nature of California Energy's tender offer to avoid the threat that they will receive an undisclosed mix of cash and securities of indeterminate value in the back-end merger;

          (l). failing to disclose in its Offer to Purchase, Schedule 14D-1 and other public statements any facts to support the conclusion of California Energy's financial advisor that it "believes" that the required financing will be available on a "timely basis," and failing to disclose what California Energy views as a "timely basis";

          (m). falsely stating in its Offer to Purchase, Schedule 14D-1 and other public statements that California Energy will be seeking four seats on Magma's Board to ensure a "full and fair hearing" on its tender offer when, in fact, any representatives of California Energy on Magma's Board will be committed to the offer regardless of the interests of Magma, its shareholders, employees, customers, partners and other constituencies;

          (n). falsely implying in its Offer to Purchase, Schedule 14D-1 and other public statements that California Energy has taken "preliminary steps" to commence a proxy contest by requesting and obtaining a Magma shareholder list when, in fact, California Energy is not entitled to request a shareholder list under Nevada law until it has been a Magma shareholder for six months, which will occur on or about March 15, 1995, and any proxy materials it prepares will be distributed by Magma pursuant to the federal proxy rules;

          (o). falsely stating on October 10, 1994 that Magma's Board has sought to entrench itself by taking steps to protect shareholders, including the adoption of the Stockholder Rights Plan, when in fact Magma's Board consists almost entirely of outside directors (who have 9 of 11 Board seats) who have no incentive to "entrench" themselves. Such statements are further misleading because, when casting aspersions on Magma's

Stockholder Rights Plan, California Energy has failed to reveal that is board of directors has also adopted a Stockholder Rights Plan;

          (p). falsely stating to the financial press, in articles published on October 11, that the combined entity will have $200 million in free cash on its balance sheet after the merger when, in fact, it will have substantially less;

          (q). failing to disclose in its Offer to Purchase, Schedule 14D-1 and other public statements how it intends to accomplish supposed synergies arising from the merger it has proposed. California Energy has disclosed nothing about its present intention toward Magma's operations, assets and human resources.
The Offer to Purchase attempts to mask the absence of meaningful information with legalese, claiming that California Energy "has no present plans or proposals which relate to or would result in . . . any material changes in the Company's corporate structure or business or the composition of the Company's Board or the Company's management or personnel." In other sections of the Offer to Purchase, however, California Energy appears to reveal just such an intention based on claims of supposed "synergies" and "higher value" as a consequence of the parties' purportedly "unique fit." Magma's shareholders are entitled to know how California Energy intends to capture "synergies" or "value" to ensure, among other things, that such claims are realistic, that the shareholders who do not tender but are forced to receive California Energy securities in a back-end merger have meaningful facts concerning the prospects of the combined entity, and to ensure that "synergies" is simply not a code word for action taken at the expense of Magma's employees, customers, and other constituencies; and

          (r). falsely stating in its public statements that the combined costs to Magma's shareholders of the payments under certain of Magma's severance agreements, the Goldman Sachs advisory fee and litigation expenses associated with responding to California Enegy's offer would total between $.75 and $1.00 per share (between $18 million and $24 million). In fact, it is clear from the severance agreements and Goldman Sachs' fee arrangements -- all of which are publicly available -- that the payments will be nowhere close to those amounts. Cash payments under the severance agreements (assuming all were triggered) would amount to approximately $5 million. California Energy would have to be paying between $52 and $63 per share for Magma common stock in order for Magma's costs under the severance agreements and Goldman Sachs fee arrangement to reach the levels alleged by California Energy. Adding litigation costs, which Magma has been forced to incur to protect is shareholders from California Energy's illegal conduct, would not significantly alter that result.

                  ADDITIONAL FALSE AND MISLEADING STATEMENTS
                    AND OMISSIONS MADE BY CALIFORNIA ENERGY
                   IN CONNECTION WITH THE PROXY SOLICITATION
                  ------------------------------------------

          30. California Energy's Proxy Statement, Schedule 14A and other public statements made in connection with the proxy solicitation similarly reveal a pattern of deceit. Section 14(a) of the 1934 Act forbids such untrue statements of material fact, as well as omissions of material fact, in connection with a proxy solicitation. California Energy has violated Section 14(a) by, among other things:

          (a). repeating in the Proxy Statement, Schedule 14A and other public statements each of its false and misleading statements made in connection with the tender offer, as set forth above in paragraphs 29(a)-(r);

          (b). failing to disclose in the Proxy Statement, Schedule 14A and other public statements that its proposals, if approved, could provide California Energy and its designees with a blocking position over fundamental corporate action by Magma regardless of the best interests of Magma, its shareholders, employees, partners, customers, business operations and long-term strategic plan, and that California Energy will seek to use that position to veto any action to enhance Magma's value which in any way interferes with California Energy's own interests, including its interest in consummating its tender offer at an inadequate price;

          (c). failing to disclose in its Proxy Statement, Schedule 14A and other public statements that its proposals, if approved, could place Magma in a state of perpetual gridlock, with California Energy and its designees unilaterally seeking to prevent the overwhelming majority of Magma's Board from operating the company in the best interests of all of Magma's shareholders and other constituencies, even though California Energy owns only about 1% of Magma's common stock, which it acquired just a few weeks ago in anticipation of its attempt to acquire Magma at an inadequate price;

          (d). failing to disclose in its Proxy Statement, Schedule 14A and other public statements that its proposals, if approved, could provide California Energy and its designees with the ability to prevent Magma from operating as a vigorous competitor, which could damage Magma and its shareholders while enhancing the business and competitive position of California Energy;

          (e). failing to disclose in its Proxy Statement, Schedule 14A and other public statements that its proposals, if approved, could provide California Energy and its designees with access to non-public information concerning all aspects of Magma's business, operations, assets and technology even though there is no certainty that any combination of Magma and California Energy will eventually be consummated, and which could present a significant threat to Magma's business and future prospects while unfairly enhancing California Energy's business and future prospects;

          (f). failing to disclose in its Proxy Statement, Schedule 14A and other public statements that its proposals, if approved, could preclude Magma's shareholders from realizing the substantial benefits, value and promise of Magma's long-term strategic plan, which are substantially more valuable than California Energy's offer and could instead be usurped by California Energy;

          (g). failing to disclose in its Proxy Statement, Schedule 14A and other public statements that its proposals, if approved, could preclude other parties who may be interested in making a superior offer for Magma from coming forward or succeeding because no such transaction would be approved by California Energy and its designees on Magma's Board, who by California Energy's own admission will be committed to its inadequate offer;

          (h). falsely stating in its Proxy Statement, Schedule 14A and other public statements that Magma's Board and management have entered into "golden parachute" employment contracts in response to California Energy's tender offer when, in fact, agreements of this type are similar to those entered into by thousands of corporations, possibly including California Energy, and were authorized by Magma's Board in November 1993 following a thorough analysis and recommendation by the Board's Compensation Committee;

          (i). falsely stating to the financial press that Magma has interfered with California Energy's proxy solicitation by unlawfully "refusing" to provide California Energy (and one of its directors) with a copy of Magma's shareholder list when, in fact, Magma has expressly advised California Energy that it will comply with Rule 14a-7 of the federal proxy rules by disseminating California Energy's proxy materials to shareholders. California Energy's statements are further misleading because, under Nevada law, it is not eligible to review a shareholder list until it has owned Magma shares for at least six months, which will not occur until March 15, 1995; and

          (j). falsely stating in its Proxy Statement and Schedule 14A that it has the power to set the "record date" when, in fact, California Energy has no such power.

                             FIRST CAUSE OF ACTION
                             ---------------------
                             (Declaratory Judgment)
                             ---------------------

          31. Magma incorporates by reference paragraphs 1 through 30 inclusive, as though fully set forth herein.

          32. Magma is informed and believes that California Energy will imminently file suit seeking declaratory and injunctive relief against the application and enforcement of the Nevada Business Combination Law, the provisions of which would, inter alia, otherwise prohibit any combination of
                           ----- ----
Magma with California Energy not approved by Magma's Board for a period of three years from the date such tender offer is consummated, on the ground that the Nevada statute constitutes an undue burden upon interstate commerce and is therefore in conflict with the Commerce Clause of the United States Constitution, Art. I, (S) 8, cl. 3. Indeed, absent a negotiated merger agreement, one of the many conditions imposed or to be imposed by California Energy in its Offer to Purchase and Schedule 14D-1 is a determination that the Nevada Business Combination Law is invalid or inapplicable to its tender offer. Magma contends that the Nevada statute is -- like similar statutes that have been upheld in other states -- valid and binding upon California Energy with respect to the proposed transaction.

          33. An actual controversy has arisen and therefore now exists between Magma and California Energy concerning the validity of Nev. Rev. Stat.
(S)(S) 78.411-.444.

                            SECOND CAUSE OF ACTION
                            ----------------------
                            (Declaratory Judgment)
                            ---------------------

          34. Magma incorporates by reference paragraphs 1 through 33 inclusive, as though fully set forth herein.

          35. Magma is informed and believes that California Energy will imminently file suit seeking declaratory and injunctive relief against the application and enforcement of the Nevada Business Combination Law on the ground that the Nevada statute conflicts with the purposes of a federal statute regulating tender offers, the Williams Act, 15 U.S.C. (S)(S) 78m(d)-(e), 78n(d)-
(f), and alleging that the Nevada statute is therefore invalid under the Supremacy Clause of the United States Constitution, Art. VI, cl. 2. Indeed, absent a negotiated merger agreement, one of the many conditions imposed or to be imposed by California Energy in its Offer to Purchase and Schedule 14D-1 is a determination that the Nevada Business Combination Law is invalid or inapplicable to its tender offer. Magma contends that the Nevada statute is -- like similar statutes that have been upheld in other states -- valid and binding upon California Energy with respect to the proposed transaction.

          36. An actual controversy has arisen and therefore now exists between Magma and California Energy concerning the validity of Nev. Rev. Stat.
(S)(S) 78.411-.444.

                             THIRD CAUSE OF ACTION
                             ---------------------
                            (Declaratory Judgment)
                            ----------------------

          37. Magma incorporates by reference paragraphs 1 through 36 inclusive, as though fully set forth herein.

          38. Magma is informed and believes that California Energy will imminently file suit seeking declaratory and injunctive relief against the application and enforcement of the Stockholder Rights Plan and By-Law Amendment adopted by Magma's Board, or seeking to require Magma to redeem the Stockholder Rights Plan, on the ground that they were adopted and/or not redeemed by the Board in violation of its fiduciary obligations to Magma. Indeed, absent a negotiated merger agreement, one of the many conditions imposed or to be imposed by California Energy in its Offer to Purchase and Schedule 14D-1 is a determination that the Stockholder Rights Plan is invalid or inapplicable to its tender offer. Magma contends that the Stockholder Rights Plan and By-Law Amendment have been adopted and will be used consistent with its Board's fiduciary duties to act in the best interests of the shareholders of Magma, as well as in the interests of other constituencies, including employees, customers and suppliers, which the Board may consider under Nev. Rev. Stat. (S) 78.138.

          39. An actual controversy has arisen and therefore now exists between Magma and California Energy concerning the Stockholder Rights Plan and the By-Law Amendment.

                            FOURTH CAUSE OF ACTION
                            ----------------------
             (Violation of the Williams Act, 15 U.S.C. (S) 78n(d))
             -----------------------------------------------------

          40. Magma incorporates by reference paragraphs 1 through 39 inclusive, as though fully set forth herein.

          41. By purposefully, recklessly or negligently failing to fully, fairly and accurately identify Kiewit as its co-bidder, and failing to provide all material facts regarding Kiewit required by federal law, California Energy has violated Section 14(d) of the Williams Act, 15 U.S.C. (S) 78n(d) and the rules and regulations of the SEC promulgated thereunder.

          42. If California Energy is allowed to proceed with its tender offer in violation of the Williams Act and SEC rules promulgated thereunder, irreparable injury will result to Magma and its shareholders. Accordingly, Magma is entitled to a preliminary and permanent injunction against California Energy's tender offer.

                             FIFTH CAUSE OF ACTION
                             ---------------------
             (Violation of the Williams Act, 15 U.S.C. (S) 78n(e))
             -----------------------------------------------------

          43. Magma incorporates by reference paragraphs 1 through 42 inclusive, as though fully set forth herein.

          44. As set forth more fully above, in connection with its tender offer, California Energy has intentionally, recklessly or negligently made numerous untrue statements of material fact, as well as omissions of material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading, in violation of Section 14(e) of the Williams Act, 15 U.S.C. (S) 78n(e), and SEC rules and regulations promulgated thereunder.

          45. If California Energy is allowed to proceed with its tender offer in violation of the Williams Act and SEC rules and regulations, irreparable injury will result to Magma and its shareholders. Accordingly, Magma is entitled to a preliminary and permanent injunction against California Energy's tender offer.

                             SIXTH CAUSE OF ACTION
                             ---------------------
                (Violation of the 1934 Act, 15 U.S.C. (S) 78(a))
                ------------------------------------------------

          46. Magma incorporates by reference paragraphs 1 through 45 inclusive, as though fully set forth herein.

          47. As set forth more fully above, in connection with its proxy solicitation, California Energy has intentionally, recklessly or negligently made numerous untrue statements of material fact, and has failed to disclose material facts, in violation of Section 14(a) of the 1934 Act, 15 U.S.C. (S) 78n(a), and SEC rules and regulations promulgated thereunder.

          48. If California Energy is allowed to proceed with its proxy solicitation in violation of the 1934 Act and SEC rules and regulations, irreparable injury will result to Magma and its shareholders. Accordingly, Magma is entitled to a preliminary and permanent injunction against California Energy's proxy solicitation.

                               PRAYER FOR RELIEF
                               -----------------

          WHEREFORE, Magma prays for judgment against defendants as follows:

          (a) For a declaratory judgment that the Stockholder Rights Plan and the By-Law Amendment are valid, binding and need not be redeemed or invalidated in connection with California Energy's tender offer;

          (b) For a declaratory judgment that the Business Combination Law, Nev. Rev. Stat. (S)(S) 78.411-.444, is valid and not in violation of the Commerce Clause of the United States Constitution, Art. I, (S) 8, cl. 3;

          (c) For a declaratory judgment that the Business Combination Law, Nev. Rev. Stat. (S)(S) 78.411-.444, is valid and not in violation of the Supremacy Clause of the United States Constitution, Art. VI, cl. 2;

          (d) For a declaratory judgment that the disclosures made in connection with California Energy's tender offer violate Sections 14(d) and 14(e) of the Williams Act, 15 U.S.C. (S) 78n(d), (e), and the rules and regulations promulgated thereunder by the SEC;

          (e) For a preliminary and permanent injunction prohibiting California Energy and any and all persons acting on its behalf or in concert with it from proceeding further with the tender offer unless and until it provides full and forthright corrective disclosures of all material facts and Magma's shareholders have had sufficient time and opportunity to digest such information;

          (f) For a declaratory judgment that the disclosures made in connection with California Energy's proxy solicitation violate Section 14(a) of the 1934 Act, 15 U.S.C. (S) 78n(a), and the rules and regulations promulgated thereunder by the SEC;

          (g) For a preliminary and permanent injunction prohibiting California Energy and any and all persons acting on its behalf or in concert with it from proceeding further with the proxy solicitation unless and until it provides full and forthright corrective disclosures of all material facts and Magma's shareholders have had sufficient time and opportunity to digest such information;

          (h) For costs of suit and reasonable attorneys' fees; and

          (i) For such other relief as the Court may deem just and proper.

Dated:  October 17, 1994                Respectfully submitted,

                                        JONES, JONES, CLOSE & BROWN, CHTD.


                                        ---------------------------------------
                                        M. CELESTE LUCE
                                        290 South Arlington Avenue, #200
                                        Reno, Nevada  89501
                                        Telephone:  (702) 322-3811


                                        Dean S. Krystowski
                                        Patrick D. Robbins
                                        David L. Anderson
                                        M.J. Tony Paikeday
                                        SHEARMAN & STERLING
                                        555 California Street, 20th Floor
                                        San Francisco, California  94104
                                        Telephone:  (415) 616-1100

                                        Attorneys for Plaintiff Magma
                                        Power Company